Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Advanced Medical Optics, Inc.:

We consent to the use of our reports dated March 10, 2005, with respect to the consolidated balance sheets of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2004, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

August 25, 2008